                                                                    EXHIBIT 10.1

                             EXEL LOGISTICS, INC.


                         OPERATING SERVICES AGREEMENT

                                     WITH


                      FAVORITE BRANDS INTERNATIONAL, INC.




                                 July 13, 1998

                         Fort Worth, Texas Operations

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

(S)1.   DEFINITIONS.....................................................    1

(S)2.   PERIOD OF AGREEMENT.............................................    3

(S)3.   SERVICES........................................................    3

(S)4.   REMOVAL AND DISPOSAL OF PRODUCT.................................    6

(S)5.   COMPENSATION AND TERMS OF PAYMENT...............................    7

(S)6.   TAXES...........................................................    8

(S)7.   SAFETY AND HEALTH...............................................    9

(S)8.   RESPONSIBILITY FOR DAMAGE TO OR LOSS OF PRODUCT;
        LIMITATION OF DAMAGES...........................................    9

(S)9.   INVENTORY.......................................................   10

(S)10.  INSURANCE.......................................................   11

(S)11.  INDEMNIFICATION.................................................   12

(S)12.  EXEL'S EQUIPMENT................................................   13

(S)13.  FORCE MAJEURE...................................................   13

(S)14.  DEFAULT.........................................................   14

(S)15.  ASSIGNMENT......................................................   17

(S)16.  CONFIDENTIALITY AND NONSOLICITATION.............................   17

(S)17.  NOTICES.........................................................   18

(S)18.  INDEPENDENT CONTRACTOR..........................................   19

(S)19.  COMPLIANCE WITH THE LAWS........................................   19

(S)20.  NONDISCRIMINATION...............................................   19

(S)21.  RESERVATION OF RIGHTS...........................................   20

                                      (i)

(S)22.  SECTION HEADINGS................................... 20

(S)23.  GOVERNING LAW...................................... 20

(S)24.  SEVERABILITY....................................... 20

(S)25.  AUTHORITY.......................................... 20

(S)26.  NO THIRD PARTY BENEFICIARIES....................... 21

(S)27.  CONSTRUCTION....................................... 21

(S)28.  GOOD FAITH......................................... 21

(S)29.  TERMINATION OR EXPIRATION.......................... 21

(S)30.  NOTICES............................................ 24

(S)31.  SURVIVAL OF PROVISIONS............................. 24

(S)32.  ENTIRETY........................................... 24

(S)33.  AMENDMENT.......................................... 24

(S)34.  FACILITY LEASE..................................... 24


                                     (ii)

                         OPERATING SERVICES AGREEMENT


     This Agreement is made and entered into as July 13, 1998, by and between FAVORITE BRANDS INTERNATIONAL, INC., a Delaware corporation ("Customer") and EXEL LOGISTICS, INC., a Massachusetts corporation ("Exel").

     Exel provides warehouse and logistic services, including, among other services, certain warehouse services for the receipt, storage, handling and shipping of goods; and

     Customer desires to use Exel's services with respect to certain of its products and Exel is willing to provide the same on the terms and conditions hereinafter set forth for the services; and

     THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

     (S)1.  DEFINITIONS
            -----------

     For the purposes of this Agreement the following definitions will apply:

     "Applicable Procedures" means those procedures with respect to the providing of the Services set forth in the Manual or, if there is no Manual, those procedures set forth in the Scope of Work attached hereto as Exhibit B (as the same may be amended from time to time in accordance with S3 (a)).

     "Equipment" means that equipment and related items which are dedicated, purchased or leased by Exel in order to provide the Services hereunder (including certain hardware and related equipment located at the Facility or used at the Facility which are necessary for the use of the inventory management systems in performing the Services) and which are identified on Exhibit E, as Exhibit E may be amended or modified by agreement of the parties to reflect substitutions, additions or deletions thereto which may be beneficial or necessary in order for Exel to provide the Services.

     "Facility" shall mean that approximately 161,000 square feet of warehouse/office space leased by Exel of an approximately 369,194 square feet warehouse located at the Fossil Creek Free Trade Centre, 3501 Sandshell Drive, Fort Worth, Texas at which the Services will be performed (the "Permanent Space"), or, as applicable, the approximately 80,000 square feet of warehouse/office space to be leased by Exel in the Fort Worth, Texas area (the "Temporary Space"). The Temporary Space shall be utilized to provide the Services until the Permanent Space is available, and ready for the performance of the Services.

     "Manual" means the dated and signed written procedures, if any, developed or to be developed by Customer and Exel for the receiving, storing, handling, shipping, transporting and disposing of the Product.

     "Operating Parameters" means the Product Information Data, the type and mixture of Product, volume and other key operating assumptions set forth on Exhibit D which have been mutually developed and upon which, after the end of the Cost Plus period as set forth on Exhibit C, the compensation elements are partially based.

     "Product" means those Customer goods identified on Exhibit A, which Exhibit, may be amended to include (or delete) other goods manufactured, sold or distributed by Customer, provided however, that (i) if such goods are similar in nature to the goods currently listed on Exhibit A and providing or deleting the Services for such goods would not constitute a change in the Scope of Services and/or Operating Parameters then Customer shall give Exel at least 5 days written notice of such amendment, (ii) if such goods are similar in nature to the goods currently listed on Exhibit A and providing the services for goods (or deleting the services for such goods) would constitute a change in the Scope of Services and/or Operating Parameters then Customer must give Exel 30 days written notice of such amendment, and (iii) if such goods are dissimilar in nature to the goods currently listed on Exhibit A, then Customer must give Exel at least 30 days written notice of such amendment and provided that in each case if handling such goods would constitute a material change in the Scope of Services or Operating Parameters, the compensation to be paid to Exel under this Agreement may be adjusted in accordance with (S)5(b). In no event, without Exel's prior written approval, shall Exhibit A be amended to include any hazardous materials, goods requiring temperature controls inconsistent with those available at the Facility, or any other goods inconsistent with the storage of food grade goods, require any special containment or that would require any modification to the Facility.

      "Product Information Data" means all pertinent information concerning any special characteristics of the Product, including, but not limited to Material Safety Data Sheets, safety and health data, toxicological information, applicable environmental data, Customer's hazard communication program procedures used to comply with labeling and transportation requirements and OSHA regulations, any governmental (state, local or federal) regulations, and such other information concerning the special characteristics of the Product and the procedures known to or developed by Customer that are associated with the receiving, storing, handling, shipping, transporting and disposing of the Product.

     "Replacement Cost" means Customer's actual manufacturing cost (using full absorption costing in accordance with Generally Accepted Accounting Principles) plus shipping and handling costs for the product, less salvage value if any.

     "Scope of Services" means those services and procedures identified in Exhibit B and the Manual, if any.

                                      (2)

     "Services" means, collectively, the providing of all services related to receiving, handling, storing, staging for shipment ("shipment"), tendering for outbound transportation ("transportation") and arranging for disposal of Products at the Facility in accordance with this Agreement, the Applicable Procedures, the Scope of Services and the Warehouse Services. The parties acknowledge and agree that Exel's performance of the Services at the Temporary Space May not be performed fully in accordance with the Scope of Work or the Applicable Procedures. Any shipping, transportation or freight management performed by Exel for Customer shall be governed by the terms and provisions of a separate contract or contracts.

     "Start-up Costs" means the start-up costs identified on Exhibit F. Exhibit F sets forth the manner and timing of payment for the Start-up Costs and those Start-up Costs which are to be amortized and the amortization period for the same. If the parties agree, during the term of this Agreement, to any additional matters of a similar nature that will be beneficial to the performance of the Services, the parties shall agree upon the same in writing together with the costs thereof and the reimbursement for the same, including any amortization of such costs. If Exel does not actually incur all of the Start-up Costs identified on Exhibit F, then Exel shall notify Customer of the amount of expenses not incurred and Exhibit F shall be deemed amended to delete such costs.

     "Warehouse Services" means the customary services for the warehousing of Product to be conducted at the Facility including, without limitation, the receiving, storing, handling, shipping, transporting and disposing of the Product.

     (S)2.  PERIOD OF AGREEMENT
            -------------------

     This Agreement shall be for a term commencing on July 15, 1998 and terminating on August 30, 2003 unless earlier terminated as provided for in this Agreement. Upon mutually agreeable terms and conditions, this Agreement may be renewed. Any early termination of this Agreement shall be subject to the provisions of (S)29, below, and, subject to the terms and conditions of this Agreement, shall not relieve or release Customer or Exel from any rights, liabilities or obligations that may have accrued under law or the terms of this Agreement prior to the date of such termination. The parties acknowledge that the lease for the Permanent Space may be renewed for two periods of five years each, upon twelve months prior written notice to the landlord thereunder. If Customer intends to renew this Agreement, it must give Exel at least a thirteen-month notice before the expiration of the term, or any renewal term, of its desire to extend the term hereof.

     (S)3.  SERVICES
            --------

     (a) General Exel agrees to properly and economically perform the Services
         -------
in accordance with the terms of this Agreement (including the Exhibits hereto) and in accordance with the American Institute of Baker's standards applied to food handling, storage and shipping. Exel shall provide sufficient, competent, knowledgeable and fit personnel and, except as specifically set forth in this Agreement, all equipment, machinery and other items, necessary to provide such Services. Customer shall be entitled to revise or modify any of the Applicable

                                      (3)

Procedures provided that Customer shall timely provide the requested modifications to Exel and, if such modifications directly affect the cost of performing the Services or affect the Operating Parameters, either party shall have the right to request that the compensation payable to Exel for the Services be adjusted (up or down) pursuant to (S)5(b) to reflect the change in Exel's cost as a result of complying with the modification.

     Customer agrees to timely inform Exel of and to provide Exel with the most current information required by the Product Information Data and to timely inform Exel of any Product (or any element thereof) which is, either in its undamaged or damaged state, a hazardous substance or material (as defined under applicable federal or state laws, rules or regulations) or if any Product has special characteristics (whether in its undamaged or damaged state) which may require special receiving, handling, storing, transporting, shipping or disposing procedures. Customer, at Customer's cost, shall cooperate with Exel in any training of Exel's personnel and compliance with governmental regulations relating to any Product with special characteristics that are not referred to on Exhibits A, B or D.

     Each of the parties hereto agrees to notify the other of any significant change in the management personnel of the Facility or the operations pursuant to which the Services are rendered.

     (b) Receipt and Storage. Exel shall receive and store, handle, stage for
         -------------------
shipment, tender for outbound transportation or arrange for disposal of the Product in accordance with the Applicable Procedures and the other terms of this Agreement. All Product to be received and stored by Exel shall be delivered to the Facility during the Facility's normal business hours, properly marked and packaged for handling and storage and a manifest for the same shall be furnished to Exel identifying the Product and specifying, if consistent with the terms of this Agreement or any Exhibit hereto or the Applicable Procedures, the warehouse procedures or type of storage or other services to be performed. If Customer requires Exel to conform to any special receiving, handling, transporting, shipping, disposing or inventory procedures or other services not previously agreed to or identified in the Applicable Procedures, Customer shall timely provide Exel with prior notice thereof and Exel shall comply with such procedures or provide such services provided they are timely requested and reasonable. If such Services are not within the Scope of the Services and directly affect the cost of providing the Services, either party shall have the right to request that the compensation payable to Exel for the Services be adjusted (up or down) pursuant to (S)5(b) to reflect the cost of complying with the same. Any extra charges or costs shall be reduced or eliminated if the changed procedures or special considerations no longer exist. Customer shall be responsible for notifying Exel in writing in advance of delivery of any Product that has special characteristics not previously disclosed to Exel which may affect the receiving, storing, handling, shipping, transporting or disposing of such Product or which may affect the Facility or other goods stored in the warehouse of which the Facility is a part. Unless otherwise expressly agreed or unless identified as part of or within the intended type of the Product set forth on Exhibit A, Exel may refuse, without liability of any kind, to accept any Product having special characteristics which might adversely affect the Facility, other goods in the warehouse, cause property damage or personal injury or (except those identified on or within

                                      (4)
the type of Product identified on Exhibit A), that are classified as a hazardous material or substance, as defined by any applicable federal, state or local statute, law, rule or regulation, or which, pursuant to any applicable federal, state or local law, rule, regulation now or hereinafter enacted or which, pursuant to any lease for the Facility or any covenant, condition or restriction on or for the Facility, would make the same unlawful or impermissible. In any such event, Exel shall promptly notify Customer of its refusal to accept any such Product and the reasons for its refusal and shall return the same to its originating point.

     (c)  Receiving and Shipping Charges. Exel shall not be liable for receiving
          ------------------------------
or shipping charges of any kind, including without limitation, demurrage or detention charges, unless such charges are the result of Exel failing to comply with the terms of this Agreement or Exel's negligent acts or omissions. Customer shall pay and shall indemnify and hold Exel harmless from any and all such charges or costs, except for those resulting from Exel's negligence, for which Exel shall indemnify and hold Customer harmless. The provisions of this Subparagraph shall survive the termination of this Agreement.

     (d)  Ownership of Products. Customer shall be the owner of the Product at
          ---------------------
all times that the Product is in the custody of Exel and shall not ship or cause the Product to be shipped to Exel as named consignee. If Product is shipped with Exel as the named consignee, Customer shall notify the carrier in writing (or by facsimile transmission) prior to shipment that the named consignee is a warehouseman and that Exel has no beneficial title or interest in the Product. If Customer fails to so notify the carrier, Exel may refuse to accept the Product, without liability of any kind for any loss, injury or damage to the Product so shipped, and the same shall be returned to its originating point or Exel may accept the same but Customer shall indemnify Exel from and against any and all costs associated therewith.

     (e)  Inbound Damage; Storage Conditions. Damaged Product received by Exel
          ----------------------------------
shall be noted and handled in accordance with the Applicable Procedures. If, in the reasonable judgment of Exel, Product delivered to Exel or which is in Exel's custody may cause or is likely to cause infestation, contamination, or property damage or personal injury, Exel may refuse, without liability of any kind, to accept the Product or require Customer to remove the same, as applicable. If such condition requires Exel to act promptly, it may, upon written notice to Customer, remove the Product and ship the same to the originating point at Customer's cost and expense and Exel shall incur no liability to Customer for such removal.

     (f)  Shipment and Transfer. Instructions to Exel to load and ship Product
          ---------------------
on outbound vehicles will not be effective until received by Exel in writing; provided, however, Customer may authorize and instruct Exel to rely on electronically transmitted instructions from Customer. Exel will not be liable for any loss or error in connection with the shipment of Product that results from instructions received by Customer which can be demonstrated by Exel to contain data transmission or other errors which affect the clarity of the instructions.

                                      (5)

          Within the times set forth in the Applicable Procedures, Exel will load and ship Product on outbound vehicles (common or contract carrier or Customer-owned vehicles) for delivery to Customer's consignees.

          Exel shall ship all Product from the Facility on a FIFO basis, as provided for in the Applicable Procedures. If Exel's failure to follow the Applicable Procedures results in unsalable Product, Exel shall be liable to Customer, subject to the provisions of (S)8, for the cost of such unsalable Product at the Replacement Cost.

          Priorities for shipment of Product are established by the Applicable Procedures. Customer shall provide Exel in writing with Customer's approved list of carriers to be utilized for the shipping of Product. Such approved list may be changed from time to time by timely written notice to Exel. Customer shall provide Exel with instructions to determine the priority utilization of the approved carriers and once the Product is signed for by the carrier, Exel shall have no responsibility for any loss or damage to Product thereafter occurring.

          For any Product containing special characteristics that are hazardous substances or materials, Customer agrees to timely furnish Exel with all correct and proper information and instructions to permit Exel to prepare the same for shipment, including shipping papers and certifications, in a manner which conforms such shipments with all applicable governmental regulations. Customer appoints Exel as its agent for the purposes of preparing the shipments and signing the certifications and shipping papers covering the shipment. Customer shall indemnify Exel against all losses and other damages, including fines, penalties or charges, which Exel may incur (including reasonable legal expenses), resulting from Customer's failure to provide any such accurate and timely information.

          (g)   Key Performance Indicators. Contemporaneously with the revisions
                --------------------------
to Exhibit C establishing a new rate structure after the end of the initial Cost Plus Period (as defined in Exhibit C), Exel and Customer agree in good faith to develop a set of key performance indicators and methodology for determining and measuring the indicators, together with default and remediation provisions to be used to measure performance standards for the Services performed on Product warehoused at the Facility. If the parties are unable to agree as to such key performance indicators and related issues within such time period (or any extension thereof as the parties may mutually agree), then this Agreement may be terminated by either party upon 120 days prior written notice to the other. Such termination will be effective at the end of such notice period (during which period the parties will continue to perform their respective obligations at the rates then if effect or as otherwise agreed to).

          (S)4. REMOVAL AND DISPOSAL OF PRODUCT
                -------------------------------

          (a)   Damaged or Unsalable Product. Damaged or unsalable Product is to
                ----------------------------
be removed from the Facility within a reasonable time after occurrence or notification of the existence of such damaged or unsalable Product as may be provided for in the Applicable Procedures. If no

                                      (6)
such Procedures exist, Exel shall notify Customer in writing of such damaged or unsalable Product and shall request instructions on how to handle such Product. If Exel does not receive instructions 15 business days after Customer received such notice then Exel shall have the right, absent instructions by Customer to the contrary, to remove the damaged or unsalable Product by shipping to the originating point at Customer's cost and without any liability to Exel. Notwithstanding the foregoing, Exel shall have the right to immediately remove and dispose of any Product that presents a health or sanitation hazard upon notice to Customer, at Customer's cost and without any liability to Exel.

     (b)   Waste Removal and Disposal. If non-hazardous waste is generated from
           --------------------------
the Product, Exel shall dispose of the same. Exel and Customer shall confer, if deemed necessary by Exel, to determine if such waste is hazardous. For any hazardous waste that is generated from the Product during Exel's performance of the Services, Customer shall be considered the waste generator and waste transporter. Exel's obligations with respect to such hazardous waste shall be limited to preparing such waste for pickup at the Facility in accordance with Customer's procedures for pickup and disposal by a Customer-approved and licensed carrier or transporter for disposal at a permitted and licensed disposal site. Exel shall not be liable or responsible for the actual disposal of such hazardous waste.

     (S)5. COMPENSATION AND TERMS OF PAYMENT
           ---------------------------------

     (a)   General. Customer agrees to compensate and pay Exel for the Services
           -------
as provided for in schedule of rates and compensation set forth in the attached Exhibit C. Customer shall pay the same in the time and manner provided for in Exhibit C. If the Customer disputes any invoices (or any part thereof), Customer shall provide Exel with written notice of such dispute within 30 days of receipt of such invoice. Customer shall, however, pay that portion of the invoice not in dispute. Any such amount not in dispute and not paid within the time provided for in Exhibit C shall bear interest at the rate of one percent (1%) per month. Additionally, if any disputed portion of such invoice is later paid by Customer, or is determined subsequently to be due and owing to Exel, Customer shall also pay Exel interest on such amount from the original due date at the rate of one percent (1%) per month. The compensation set forth on Exhibit C is full compensation for all Services and other activities to be provided by Exel under this Agreement. Except as specifically set forth in this Agreement, Exel shall be responsible for paying all costs and expenses necessary to provide the Services and to otherwise comply with the terms of this Agreement.

     (b)   Operating Parameters or Scope of Service Changes.  Notwithstanding
           ------------------------------------------------
the compensation provisions of Exhibit C, if (i) Customer requests a change to the Scope of Services or Applicable Procedures that directly affects the cost of providing the Services or (ii) during any year of this Agreement the Services or Operating Parameters materially vary from those set forth on Exhibit D to this Agreement, either party shall be entitled to notify the other party of the same and the parties shall endeavor in good faith to mutually agree upon a temporary or permanent adjustment to the compensation payable to Exel as promptly as possible. If such agreement is reached, it shall be evidenced by a writing signed and dated by the parties and the applicable

                                      (7)
rates for the affected Services shall be adjusted to reflect the same. The parties acknowledge that, depending on the nature of the Operating Parameters or Services variation and the estimated continuation of the same, no single variation or series of variations taken in the aggregate may justify a cost or rate adjustment but the parties also acknowledge that the contrary can be true and each party agrees to cooperate with the other and to exercise good faith in any such determination. If the parties cannot fully agree as to a temporary or permanent adjustment, then, either party may elect, upon 120 days prior written notice to the other, to terminate this Agreement effective upon the end of such notice (during which period the parties will continue to perform the respective obligations at the rates then in effect or as otherwise agreed to).

     (c)   Annual Compensation Review The fees and rates set forth in Exhibit C,
           --------------------------
as may be amended from time to time, shall be reviewed and may be redetermined effective annually at the beginning of each contract year. Within 120 days prior to the beginning of each contract year, Customer shall submit to Exel projected volume forecasts of product thru-put for the next succeeding contract year together with any anticipated and known changes to the Operating Parameters and/or Scope of Services. Exel, within 60 days after receipt of the same, shall submit to Customer the proposed schedule of rates and compensation for the next succeeding year, together with documentation supporting any requested rate adjustment. Exel and Customer shall endeavor in good faith to mutually agree as to the new schedule of rates and compensation to be used for the succeeding year within 30 days after Customer's receipt of the proposed schedule of rate and compensation. Such redetermined rates, even if agreed to after the beginning of the contract year, will become effective, unless otherwise agreed, as of the first day of such contract year. Any such redetermined rates shall be reflected upon a revised Exhibit C, dated and signed by the parties, which shall be attached to this Agreement. If the parties cannot agree in good faith to any adjusted schedule of rates and compensation within such 30 day period (or any extension thereof as the parties may agree), then, this Agreement may be terminated by either party upon 120 days prior written notice to the other. Such termination will be effective at the end of such notice period (during which period the parties will continue to perform their respective obligations at the rates then in effect or as otherwise agreed to).

     (d)   Performance Incentives. On or before the twelve-month anniversary of
           ----------------------
operations at the Permanent Space, Exel and Customer agree that they shall negotiate in good faith an addendum to this Agreement that will provide for a performance incentive program or gainsharing program based upon agreed assumptions and parameters. If the parties are unable to agree as to the terms and scope of such a program within such time period (or any extension thereof as the parties may mutually agree), then this Agreement may be terminated by either party upon 120 days prior written notice to the other. Such termination will be effective at the end of such notice period (during which period the parties will continue to perform their respective obligations at the rates then if effect or as otherwise agreed to).

     (S)6. TAXES
           -----

     Customer agrees to either pay directly or to reimburse Exel for all property taxes, licenses, charges and assessments imposed by any properly constituted governmental authority

                                      (8)
upon Exel's Equipment, the Product or the Services. Such payment or reimbursement shall include any federal, state or local taxes, levies, imposts, duties, fees or other charges now or hereafter assessed which are levied or based on or related to any of the Services, supplies and/or materials provided or to be provided by Exel under this Agreement but shall not include any income taxes based solely on or measured by the income of Exel and Exel shall be responsible for paying directly any social security or withholding, unemployment or similar taxes. If, because of the nature of Exel's activities any of the Services, supplies and materials provided or to be provided or consumed hereunder or because of Customer's activities or status with such taxing authorities, there exists an exemption for any such taxes, levies, imports, duties, fees or other charges to be paid or reimbursed hereunder, Customer and Exel shall cooperate in obtaining any such exemption.

     (S)7.  SAFETY AND HEALTH
            -----------------

     Exel shall comply with health, safety, environmental and other practices that are required by applicable governmental laws, rules and regulations. Customer shall assist Exel in identifying those that may be necessary because of the nature of the Product. If Exel is required to alter or modify the Facility in any way, or Exel is required to obtain any special governmental permits or licenses or to provide special training to its employees, in order to comply with such laws, rules and regulation and such actions are necessary as a result of the nature of the Product that was not identified on or otherwise apparent from the Scope of Services or the Applicable Procedures available at the time, then, Customer shall pay for the costs of the same. Customer acknowledges that Customer has the responsibility of informing Exel of any special characteristics of the Product and to keep the Product Information Data current.

     (S)8.  RESPONSIBILITY FOR DAMAGE TO OR LOSS OF PRODUCT; LIMITATION OF
            -------------------------------------------------------------
            DAMAGES
            -------
     (a)    General Exel in providing the Services shall exercise such care
            ------
with respect to the Product under its custody as a reasonably careful man would exercise under like circumstances (including, as appropriate, those set forth in the Applicable Procedures) and shall not be liable for loss or damage which could not have been avoided by the exercise of such care and Exel shall not be liable for any such loss or damage to the extent caused or contributed to by the negligent acts or omissions of Customer (including, without limitation, Customer's failure to timely and fully inform Exel of any special characteristics with respect to the Product or to provide current and updated Product Information Data), or Exel's non-negligent performance of the Applicable Procedures or any deviations therefrom specifically requested or authorized by Customer. Exel shall not be liable for any loss or damage to Product occurring prior to or subsequent to its custody of the Product which shall commence when Exel accepts receipt of such Product for prompt unloading at the Facility and shall terminate when such Product is placed with a carrier for shipment unless such loss or damage results from Exel's improper care in loading the Product. Exel shall not be liable for any shipments dropped at the Facility which is not to be promptly unloaded at the Facility until such shipment is actually unloaded by Exel. Additionally, Exel shall only be liable for unsalable product or loss
(i) caused by infestation or contamination that occurs at the Facility due to Exel's negligence, but not as a result of infested or contaminated Product delivered to the Facility, or (ii) caused by temperature failure resulting

                                      (9)
from Exel's negligence in maintaining or monitoring the temperature control equipment and not as a result of temperature failure resulting from events outside of Exel's reasonable control.

     (b)  Maximum Liability Per Occurrence In case of loss or damage to Product
          --------------------------------
for which Exel is liable hereunder because of its failure to exercise such care, Exel's liability, subject to the damage and loss allowance provisions of the next succeeding paragraph, shall be limited to Customer's Replacement Cost for the Product lost (including mysterious disappearance or unaccounted for goods) or damaged and its liability shall be limited to $5,000,000 per occurrence.

     (c)  Damage/Skrinkage Allowance. Customer acknowledges that some damage or
          --------------------------
loss to Customer's Product at the Facility may occur during the performance of the Services. Customer, therefore, in consideration of the rates and compensation to be paid to Exel, agrees (i) that Exel shall be entitled to the damage allowance set forth on Exhibit C which must be exceeded prior to Exel being liable for any damaged Product, and (ii) Customer further recognizes that the results of a physical inventory or cycle counts may not account for all of Customer's Product which purportedly were received by Exel and that shortages or overages may exist due to accounting or other errors, and, therefore, agrees that Exel shall be entitled to the annual shrinkage allowance set forth on Exhibit C which must be exceeded prior to Exel being liable for any shortages of Product.

     (d)  Claims Claims for lost or damaged Product must be made in writing no
          ------
later than 120 days after the annual physical inventory provided for by the Applicable Procedures; provided, however, either party shall notify the other of any single occurrence of loss or damage in excess of $100,000 for which, subject to the damage and shrinkage allowance, a claim may be maintained. No action may be maintained by Customer for loss or damage to Product unless a timely written claim has been given as provided for above and unless such action is commenced within 12 months from the date of such written claim.

     (e)  Waiver and Release Notwithstanding anything in this (S)8 to the
          ------------------
contrary, Customer hereby waives and releases for itself and its insurers, any and all rights of recovery, claim, action or cause of action, against Exel, its agents, contractors, officers or employees for loss or damage to Product that is within the damage and loss allowance and/or in excess of $5,000,000 per occurrence and Customer covenants that no insurer shall hold any right of subrogation against Exel. The failure of Customer to secure an appropriate clause in or endorsement to its respective insurance coverage, which waives the right of subrogation as provided for above, shall not in any manner affect the intended waiver and release and, if Customer's insurance company seeks subrogation against Exel because of the absence of such a waiver and release, Customer shall defend, indemnify and hold Exel harmless from and against such subrogation claim.

                                     (10)

          (S)9   INVENTORY
                 ---------

     (a)  Records. Exel shall maintain complete records of the Product received
          -------
by it showing quantities received and shipped, inventory on hand, damaged or lost Product, plus any other information or records required by the Applicable Procedures. Exel shall also provide reports on the foregoing as provided for by the Applicable Procedures.

     (b)  Inventory Accounting. A physical inventory of all Product received by
          --------------------
Exel and periodic cycle counting shall be conducted by Exel as provided for by the Applicable Procedures and at the termination of this Agreement. Exel will take physical inventories or cycle counts beyond those provided for therein as requested by Customer at Customer's expense. Customer's duly authorized representatives shall have the right to be present at any physical inventory and shall have the right to visit, observe and inspect the Facility, the Product and upon reasonable notice to inspect inventory records at any time during Exel's normal business hours.

     (c)  Access. Customer acknowledges that, if its employees or agents have
          ------
access to the inventory management system with the ability to make inventory adjustments and other similar adjustments affecting the inventory status of the Product at the Facility, Customer agrees that its employees and agents shall not make any such adjustments without prior written notification to Exel. If such adjustments are inadvertently made without such prior notification, Customer, upon becoming aware of the same, shall cause written notification to be promptly given to Exel together with the reasons for such adjustments. If such access exists, Exel shall have 90 days to reconcile any inventory discrepancy and Customer shall cooperate with Exel in any such reconciliation. If Exel can reasonably demonstrate that any unaccounted for Product was attributable to any such adjustments, Exel shall not be responsible for the same.

     (d)  Reconciliation. Inventory shortages or overages from the physical
          --------------
inventories or cycle counts taken at the Facility shall be determined by netting shortages and overages across all commodity groupings of Product, either at the time of the annual physical inventory or as provided for the Applicable Procedures. Net shortages or overages determined after the first annual physical inventory shall be carried over to the second annual physical inventory and shall be applied against net shortages or overages determined after the second annual physical inventory at which time there shall be a reconciliation of shortages and overages. If after the second annual physical inventory, there are net shortages for unaccounted Product for which Exel is liable, Exel shall be liable, subject to the provisions of (S)8, for the unaccounted for Product at the Replacement Cost. After the second annual physical inventory, shortages and overages from each succeeding year shall be carried over and reconciled as provided for in this (S)9(d).

          (S)10. INSURANCE
                 ---------

     (a)  Exel. Exel shall maintain General Commercial Liability Insurance
          ----
(written on an "occurrence" basis), including contractual liability coverage, with a combined single limit of bodily injury and property damage in the amount of no less than $5,000,000; Automobile Liability Coverage (written on an "occurrence" basis), with a combined single limit for bodily

                                     (11)
injury and property damage in the amount of $1,000,000; Warehouseman's Legal Liability coverage in the amount of $5,000,000 per occurrence, which amount shall be Exel's maximum liability for loss or damage to Product per occurrence, no matter how caused, property insurance in an amount equal to the replacement value of the Equipment (excluding Customer-owned equipment as provided on Exhibit E), subject to any deductible, and Worker's Compensation Insurance as required by the law of the State in which the Facility is located. Such insurance shall be carried with an insurance company licensed to do business in the state where the Facility is located and with a rating from AM Best of A7 or higher. Customer shall be named as an additional insured on all such policies. At Customer's request, Exel shall provide to Customer certificates of insurance evidencing the insurance coverage set forth above.

     (b)  Customer. Since Warehousemen's Legal Liability insurance provides
          --------
coverage with respect to the Product only when Exel is liable for the loss or damage to Product because of its failure to exercise the standard of care set forth in (S)8, above, Customer, at its option, shall be responsible to provide insurance for its Product at the Facility to cover loss or damage to the Product not caused by: (i) Exel's failure to exercise the standard of care set forth in (S)8, above, (ii) which is less than the damage and shrinkage allowances set forth on Exhibit C, and (iii) for loss or damage to Product caused by Exel's failure to exercise the standard of care set forth in (S)8, above, over the maximum amount per occurrence.

          (S)11.  INDEMNIFICATION
                  ---------------

     (a)  Exel Exel shall indemnify, defend and hold Customer harmless against
          ----
liability, loss or expense resulting from or relating to (i) Exel's performance of the Services at the Facility or the operation of the Facility; (ii) the negligent acts or omissions or willful misconduct of Exel or its employees or agents in the performance of the Services, provided, however: (i) the provisions of this (S)11(a) shall not apply to loss or damage to Product, such loss or damage being governed by the provisions of (S)8; or (ii) the provisions of this subparagraph shall not apply to the extent such liability, loss or expense is caused or contributed to by the negligence or willful misconduct of Customer (including Customer's failure to timely and fully inform Exel of any special characteristics with respect to the product or to provide Exel with current and updated Product Information Data).

     (b)  Customer Customer shall indemnify, defend and hold Exel harmless from
          --------
and against any liability, loss or expense resulting from or related to (i) Customer's acts, omissions or willful misconduct at the Facility; (ii) the negligent acts or omissions or willful misconduct of Customer or its employees or agents in the performance of its obligations under this Agreement; provided, however, this indemnity shall not apply to and Customer shall not be considered to be liable hereunder for any such liability, loss or damage or expense to the extent caused or contributed to by the negligence or willful misconduct of Exel.

     (c)  Indemnified Claims The liability, loss or expenses covered by the
          ------------------
indemnities set forth above are with respect to claims, settlements, judgments, court costs, reasonable attorney's fees and other litigation expenses arising out of injury to or death of any person including

                                     (12)
employees of Customer or Exel or damage to property (except, with respect to Exel, any loss or damage with respect to Product shall be governed by the provision set forth in (S)8, above). Each of the parties agrees that promptly after becoming aware of any exposure which the other party may have under these indemnification provisions, such party shall provide the other with written notice thereof, together with such other information as may be required to evaluate the other party's obligations and liabilities under this (S)11. Each party shall have the right to defend any such action by counsel reasonably acceptable to the other.

     (d)  No Consequential Damages. Notwithstanding any of the provisions of
          ------------------------
(S)8 and this (S)11 to the contrary, neither party in the performance of their obligations under this Agreement, except as specifically set forth in this Agreement, shall be liable to the other for any indirect or consequential damages (such as, but not limited to: loss of profits, loss of business, loss of customer goodwill or punitive or exemplary damages) even if the parties have been advised of the possibility of the same, and without regard to the nature of the claim or the underlying theory or cause of action (whether in contract, tort or otherwise).

          (S)12.  EXEL'S EQUIPMENT
                  ----------------

     Customer and Exel agree that in order for Exel to provide the Services, Exel shall dedicate, purchase or lease the Exel Equipment with respect to the Services. Upon expiration or early termination, Customer and Exel shall have those obligations and rights with respect to Exel's Equipment as provided for in
(S)29.

     Exel, with respect to the Exel's Equipment, shall be considered the owner or lessee for federal income tax and other purposes. Exel shall be responsible for maintaining and repairing such Equipment in accordance with industry standards, Exel's Equipment as listed on Exhibit E may be revised from time to time by the mutual agreement of the parties. Upon any such revision, if the same requires an adjustment to Customer's reimbursement obligations, the same shall be evidenced in writing at the time that such Exhibit is revised.

          (S)13.  FORCE MAJEURE
                  -------------

     (a)  General. Neither party shall be liable to the other for failure to
          -------
perform its obligations under this Agreement to the extent such performance is prevented by an act of God, strikes, fire, flood, explosion, civil disturbance, interference by civil or military authority, accident, labor disputes or shortages, or because the continuation of the Services at the facility would be in violation of any future governmental laws, rules or regulations or would cause or create any material safety, health or environmental concerns or for other causes beyond the reasonable control of the party and not intentionally caused by such party ("Force Majeure"). Except that a Force Majeure event shall not include any performance prevented directly by a strike, labor dispute or shortage of Exel's employees at the Facility. Upon the occurrence of such an event, the party seeking to rely on this provision shall promptly give written notice to the other party of the nature and consequence of the cause. Each party shall use all reasonable efforts to minimize the effects of a Force Majeure event. If a Force Majeure event occurs with

                                     (13)
respect to any of the services or obligations of the parties under this Agreement and such Force Majeure event is estimated to last beyond a period of time so that a parties' obligations or services are materially disrupted, the parties shall agree as to alternative temporary arrangements, the temporary cessation of services and/or obligations or the termination of this Agreement. During the period of any Force Majeure, services and the compensation for the same shall be equitably adjusted but, unless otherwise agreed to by Exel, nothing herein shall be construed to relieve Customer from paying any costs associated with the Facility or any unamortized costs for Exel's Equipment or start-up costs as the same are due and payable under the provisions of Exhibit C, except to the extent that any such costs are reimbursed to Exel pursuant to any policy of insurance. The provisions hereof shall not apply to monetary amounts due or owing by either party to the other. If a Force Majeure event with respect to the Services is estimated to last longer than 60 days, either party shall be entitled to terminate this Agreement upon written notice to the other.

          (b) Facility. If any Force Majeure event with respect to the Facility
              --------
occurs (such as partial or total destruction to the Facility by fire or other casualty), Customer shall not unreasonably withhold or delay its consent, unless the parties elect to terminate this Agreement by reason thereof, to move the Product to a temporary storage location at which the Services shall thereafter be provided until the Facility can once again be used for the providing of the Services. The cost and expense of transporting the Product to and from the Facility and to and from an alternate Facility and rent and other operating expenses associated with an alternate Facility shall be paid for by the Customer.

          (S)14. DEFAULT
                 -------

     (a)  Customer. If Customer fails to pay or compensate Exel for the
          --------
Services within the time period set forth on Exhibit C, then within 30 days after notice thereof by Exel, Exel, upon 30 days prior written notice to Customer, shall have the right to terminate this Agreement and/or exercise its warehouseman's lien rights against Customer's Product, as provided for under applicable law, all without limitation (except as specifically set forth in this Agreement)to any and all rights under law and equity which Exel may have against Customer. If Customer breaches any other of its obligations hereunder and the same is not corrected within 30 days after written notice thereof by Exel to Customer, Exel shall have the right to require immediate payment of all unpaid charges, costs and expenses owed it by Customer and, upon 30 days prior written notice to Customer, terminate this Agreement and exercise its warehouseman's lien rights against Customer, as provided for under applicable law, for any outstanding amounts owed by Customer to Exel. Additionally, Exel shall be permitted to take any other legal or equitable action (except as specifically limited in this Agreement) against Customer that Exel deems appropriate or necessary.

     (b)  Exel. If Exel materially breaches any of its obligations hereunder,
          ----
Customer shall give written notice thereof to Exel and if Exel does not substantially cure or correct same within 30 days of such notice, Customer shall have the right to terminate this Agreement upon 30 days prior written notice to Exel given no later than 60 days after such 30-day period and

                                     (14)

Customer shall be permitted to take any other legal or equitable action (except as specifically limited in this Agreement) against Exel as Customer deems appropriate or necessary. Customer, however, shall, prior to such termination and removal of Product, pay to Exel any and all amounts due Exel up to such termination. Customer shall not have the right to offset any amounts owed by Customer to Exel against any amounts due to Customer by Exel.

     (c) Bankruptcy. Notwithstanding anything to the contrary contained herein,
         ----------
either party may terminate this Agreement upon 30 days prior written notice to the other party in the event that such party is adjudicated bankrupt, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors or seeks protection against creditors under any applicable Federal or state laws, or if there is a commencement of any bankruptcy, insolvency, receivership, or other similar proceeding against the other party which is not dismissed within 120 days after such filing.

     (d) Limitations. Notwithstanding anything to the contrary contained herein,
         -----------
neither party, except as specifically set forth in this Agreement, shall be (i) liable to the other for any consequential or indirect damages (including, but not limited to: loss of profits, loss of business opportunities, loss of customers or customer goodwill, or punitive or exemplary damages) resulting from a party's breach or default, even if the parties have been advised of the possibility of the same, and without regard to the nature of the claim or the underlying theory or cause of action (whether in tort, contract or otherwise), or (ii) responsible for any breach or default of their obligations to the extent caused by their acts or omissions of the other.

     (e) Early Termination by Customer. In addition to Customer's rights to
         -----------------------------
terminate this Agreement described elsewhere in this Agreement, Customer shall have the right to terminate this Agreement with or without cause, upon one-hundred eighty days written notice to Exel, subject to and upon the following terms and conditions:

         (1) Customer may not give notice of termination of this Agreement without cause prior to the twenty-fourth month after the date hereof;

         (2) Customer shall pay a termination fee (separate and apart from any obligations pursuant to (S)29 of this Agreement) ("Termination Fee") of any amount equal to the present value ("Present Value")of Exel's average monthly net profit for the six months prior to the notice of such termination multiplied by the number of months that would otherwise have remained in the term of this Agreement but for this early termination (not taking into account any renewal option). The Present Value shall be calculated using a discount rate of ten percent (10%).

         (3)  Customer shall pay all costs outlined in (S)29 of this Agreement.

     (f) Early termination by Exel. In addition to Exel's right to terminate
         -------------------------
this Agreement described elsewhere in this Agreement, Exel shall have the right to terminate the Agreement if Customer or its permitted successors or assigns (which includes any of purchaser of

                                     (15)
all or substantially all of the assets of the Customer as provided for in
Section 15) fails to comply with the following:

          (1) If Customer defaults under its payment obligation under its senior secured credit facility (as the same may be amended, replaced, or modified from time to time), defaults under any financial covenant therein, or the payment of the obligation thereunder is accelerated for any reason, Customer shall immediately notify Exel and, within 15 banking days thereof, Customer shall, without notice from Exel, provide Exel with an unconditional, irrevocable letter of credit from a financial institution reasonably acceptable to Exel and upon terms and conditions reasonably acceptable to Exel, in an amount equal to the unamortized start-up costs and unamortized equipment costs set forth on Exhibits F and E, respectively. Such letter of credit shall have a term equal to the lesser of twelve months and the term of this Agreement. If a letter of credit with a term less than the remaining term hereof is obtained, Customer shall be responsible for renewing and providing to Exel such renewed letter of credit at least 30-days prior to the expiration of such letter of credit, to remain in compliance with the terms hereof. The face amount of the letter of credit may be reduced, on a quarterly basis, as the amount of the unamortized start-up and equipment cost decrease. If
     Customer is no longer in default (as described above )under its then existing senior secured credit facility, Customer, upon at least 15 days prior written notice to Exel, may discontinue its letter of credit. If at any time thereafter Customer breaches any of the above provision of its then existing senior secured credit facility, Customer shall obtain a letter of credit in compliance with the terms of this section.

          (2) If Customer's credit rating on its most senior secured credit facility from Standard & Poor's rating service falls below B-, Exel may, at its sole option, deliver the Assignment and Assumption Agreement (defined in (S)15) to the Landlord of the Facility, and from that point forward, Customer shall be personally responsible for all costs covered by the lease for the Facility and Schedule C shall be adjusted to reflect such change. If Exel delivers the Assignment and Assumption Agreement, as described above, Customer shall have the right to terminate this Agreement within 120 days written notice, subject to the provisions of(S)29.

          (3) Customer shall provide Exel with its fiscal quarterly unaudited and fiscal year-end audited financial statements in a timely manner, and in an event, no later than the same must be delivered to the lender of the then existing senior secured credit facility.

          (4) If Customer fails to maintain a senior secured credit facility at any time, the parties shall mutually agree upon a replacement for the provisions hereof. If such agreement cannot be reached within 30 days, this Agreement may be terminated upon 60 days notice by either party.

     (g)  Cross Default. If Customer or its permitted successors or assigns, or
          -------------
Exel terminates any other agreement that each may have with the other pursuant to which Exel

                                     (16)
manages a different facility and provides similar services thereat as the Services due to an uncured breach of such other agreement by the other, then the terminating party, at its option, may also terminate this Agreement by giving 180 days prior written notice to the other party.

     (h)  Termination. Termination of this Agreement by reason of default of the
          -----------
other party shall not relieve or release either party from any rights, liabilities or obligations which have accrued to it prior to the date of such termination, or any of the rights, liabilities or obligations set forth in
(S)29.

          (S)15. ASSIGNMENT
                 ----------

     The rights and obligations under this Agreement are personal to each party and shall not be assignable by either party in whole or in part without the prior written consent of the other party; provided, however, (a) so long as such assigning party remains liable under this Agreement for the performance of all of its assignee's obligations under this Agreement and evidences the same in writing in a manner reasonably acceptable to the non-assigning party or if the assigning party provides a written guaranty reasonably acceptable to the non-assigning party from a guarantor reasonably acceptable to the non-assigning party, either party may assign its rights or obligations under this Agreement to an entity which it controls or which controls it or with which it is under common control and (b) Customer, upon written notice to Exel at least ten days prior to any such action becoming final (and subject to the penultimate sentence of this paragraph) may assign its rights and obligations under this Agreement without the consent of Exel to a purchaser of all or substantially all of the assets of Customer. Notwithstanding anything else contained in the Agreement or this (S)15 to the contrary, Customer shall not have the right to assign to any party or cause the assignment to any party (by operation of law or otherwise) that certain Assignment and Assumption of Lease for the Facility, attached hereto as Schedule 1, unless and until Customer obtains from the Landlord of the Facility its written consent to such assignment or assumption and such landlord's written and full release of Exel under the lease for the Facility from and after the effective date of such assignment or assumption. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

          (S)16. CONFIDENTIALITY AND NONSOLICITATION
                 -----------------------------------
     (a)  Confidential Information. Customer acknowledges that material and
          ------------------------
information which Customer may acquire about Exel's inventory management software programs, staffing methods, financial or other accounting systems and Exel's other procedures and processes relating to the Services being provided hereunder are considered by Exel to be proprietary and confidential. Exel acknowledges that material and information which Exel may acquire about Customer's Product, volume, customers, pricing and procedures and processes are considered by Customer to be proprietary and confidential. Each party agrees that all such information acquired by the other hereunder shall be held in confidence during the term of this Agreement and for a period of three (3) years following the termination or expiration of this Agreement and, during such periods, each party shall not reveal or use any such information without the other party's prior written consent. Each party shall disclose such information only to those who have

                                     (17)
reasonable need to know the same in connection with the performance of this Agreement. Neither party shall have any obligation, however, to preserve the confidentiality of any such information which: (i) is generally known in the industry or generally available to the industry; or (ii) was in the possession of or disclosed to the other prior to the date hereof, free of any obligation to keep the same confidential; or (iii) is lawfully acquired by the other from a third party under no obligation or confidence to the other party; or (iv) which a party is obligated under law or court order to disclose.

          (b)  Personnel Customer and Exel acknowledge and agree that the
               ---------
personnel employed by each in the performance of or in connection with the activities of the parties contemplated by this Agreement are important assets of the respective companies. Therefore, except as described below, without the prior written consent of the other, neither Customer nor Exel shall solicit for employment the employees or the officers of the other (or of any of their subsidiaries or their affiliates) for employment by them or any affiliate or subsidiary of either of them. Such nonsolicitation shall be for the period of this Agreement and for a period of one year after the termination of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Customer pursuant to (S)14(b), (S)14(e) or (S)14(f), then Customer shall have the right to solicit and hire the non-management employees of Exel who provide services under this Agreement.

     (c)  Remedies. Exel and Customer further agree and acknowledge that a
          --------
monetary remedy for a breach of this (S)16 may be inadequate and that such breach would cause each of the companies irrevocable harm. In the event of a breach of the provisions of this Section, each of the parties will be entitled, without the posting of a bond, in addition to any monetary damage it may subsequently prove, to temporary and permanent injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions. The provisions of this section shall survive the termination of this Agreement.

          (S)17. NOTICES
                 -------

          Any notice required or which may be given hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid or shall be sent by facsimile transmission or by overnight courier (provided evidence of receipt can be verified). The addresses to which written communications shall be directed may depend upon the subject matter of such communication. The parties agree that, with respect to the following subject matters, notification shall be sent as follows:

                                     (18)

          With respect to invoices and communications of all types shall be sent to Exel at:


               Exel Logistics, Inc.
               957 Heinz Way
               Grand Prairie, TX 75051
               Attention: Jim Hofstra
               Facsimile #: 972-623-0248


          With respect to payments to be sent to Exel, the same shall be sent to: Exel Logistics, Inc., P.O. Box 8500, S-1070, Philadelphia, Pennsylvania 19178-1070.


          and to Customer at:


               Favorite Brands International, Inc.
               25 Tri-State International
               Lincolnshire, Illinois 60669
               Attention: Charlie Mayer (with a copy to the General Counsel) Facsimile #: (847) 374-0952

     Notice shall be deemed delivered when personally delivered, and shall be deemed delivered by certified, registered, or express mail or overnight courier when a receipt is signed, and by facsimile transmission one (1) business day after the facsimile transmission is sent.

          (S)18. INDEPENDENT CONTRACTOR
                 ----------------------

     It is understood that Exel's employees and the equipment and facilities used by Exel shall be under its direction and control. Exel's relationship to Customer shall be that of an independent contractor. Nothing in this Agreement shall be construed to constitute Exel, or any of its employees, as agents, employees or, partners of Customer; provided, however, Exel shall be considered as Customer's agent for the limited purpose of acting as a "shipper" or "receiver" of Product.

          (S)19. COMPLIANCE WITH THE LAWS
                 ------------------------

     Exel agrees that in the performance of the Services under this Agreement, it will comply with all applicable laws, rules, regulations of governmental authorities and, to the extent that there is a conflict between the compliance of such applicable laws, rules, regulations of governmental authorities with those of Applicable Procedures, Exel shall be permitted to comply with the applicable laws, rules, regulations of governmental authorities; provided, however, it shall notify Customer promptly of any such conflict. Customer shall currently and promptly keep Exel advised of any known applicable laws, rules and regulations of governmental authorities affecting or relating to the Product which Customer reasonably believes will affect the Services.

                                     (19)

          (S)20. NONDISCRIMINATION
                 -----------------

     Exel agrees to comply with all applicable nondiscrimination laws, rules, orders and regulations of governmental authority, including, but not limited to, Executive Order 11246, and the rules and regulations promulgated thereunder, the Rehabilitation Act of 1973, and the Vietnam Era Veterans Readjustment Act of 1974. Additionally, Exel shall comply with all applicable provisions of the Fair Labor Standards Act of 1938, as amended.

          (S)21. RESERVATION OF RIGHTS
                 ---------------------

     Customer's or Exel's waiver of any of its remedies afforded hereunder or by law is without prejudice and shall not operate to waive any other remedies which such parties shall have available to it, nor shall such waiver operate to waive such party's right to any remedies due to a future breach, whether of a like or different character; provided, however, except as otherwise may be specifically provided for in this Agreement, neither party shall be liable to the other for any consequential or indirect damages.

          (S)22. SECTION HEADINGS
                 ----------------

     All headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

          (S)23. GOVERNING LAW
                 -------------

     This Agreement shall be governed by and construed under the laws of the State in which the Facility is located and each party agrees that venue and jurisdiction will rest solely in such State and the courts located therein.

          (S)24. SEVERABILITY
                 ------------

     The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          (S)25. AUTHORITY
                 ---------

     The parties represent that they have full corporate power and authority to enter into and perform this Agreement and the parties know of no contract, agreement, promise or undertaking which would prevent the full corporate execution and performance of this Agreement, and the persons executing this Agreement on behalf of the parties are duly authorized to do so and have the authority to bind such parties.

                                     (20)

          (S)26. NO THIRD PARTY BENEFICIARIES
                 ----------------------------

     This Agreement is entered into solely between, and may be enforced only by, Customer and Exel and their permitted successors and assigns and this Agreement shall not be deemed to create any rights in third parties, including without limitation, suppliers and customers of a party, or to create any obligations of a party to any such third parties.

          (S)27. CONSTRUCTION
                 ------------

          This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.

          (S)28. GOOD FAITH
                 ----------

Each party agrees that, in its respective dealings with the other party under or in connection with this Agreement, it shall act in good faith.

          (S)29. TERMINATION OR EXPIRATION
                 -------------------------

     Upon expiration of this Agreement or if there is an early termination of this Agreement prior to its stated term for any reason provided for or permitted by the provisions of this Agreement, the parties agree as follows:

          (a)  Dedicated Assets/Costs
               ----------------------

               (1) In order to provide the Services, Exel has either purchased or leased all or substantially all of the Exel Equipment necessary to provide the Services. For any Exel Equipment owned by Exel, the depreciation schedule for the same for the purposes of this Agreement are as set forth in Exhibit E. Such depreciation schedule shall be used to determine the "book value" of such owned Exel Equipment for the purposes of subparagraph (b) hereof, with the commencement of such depreciation beginning on the beginning date of the term of this Agreement.

               (2) Exel has also committed time and resources and made other expenditures with respect to the start-up of the Services. The start-up costs and amortization for the same, as applicable, are set forth on Exhibit F.

               (3) Exel has also specifically leased the Facility for the providing of the Services and as a result has incurred certain obligations for the period of the Agreement under its lease.

          (b)  Obligations With Respect to Dedicated Assets/Costs
               --------------------------------------------------

                                     (21)

     In consideration of the matters set forth in paragraph (a), the parties agree that, upon the expiration of this Agreement or an early termination, the following shall apply:

          (1)  Exel Equipment. Customer, with respect to the Exel Equipment
               --------------
     owned by Exel, shall either (i) purchase the Exel Equipment which is in functional operating condition, normal wear and tear excepted, at Exel's "book value" or (ii) request that Exel sell the same for the benefit of Customer. Any Exel Equipment that has a "book value" of zero shall be purchased by Customer for $1.00. In no event shall Customer have the right to purchase any of Exel's proprietary software. For Exel Equipment purchased by Customer, Exel shall provide Customer with a bill of sale free and clear of all liens and encumbrances. For the Exel Equipment sold on behalf of Customer, Customer shall be responsible for all necessary and direct out of pocket "selling costs" incurred by Exel (such as commissions, taxes and transportation and handling costs). If the Exel Equipment is sold for a price which is less than the "book value" of the Exel Equipment plus selling costs, Customer shall pay to Exel the difference between the "book value" plus the selling costs and the sale price. For the purpose of this
     (S)29, Exel's cost of selling the Exel Equipment shall include Exel's finance cost or carrying cost for such Equipment (other than depreciation) from the date of expiration or early termination to the date of such sale. If the selling price is greater than the "book value" plus the selling costs, Exel shall pay the difference to Customer. For the purposes of this
     (S)29, the "book value" shall be the depreciated value of the Exel Equipment as carried on Exel's books at the time of early termination or expiration. If any Exel Equipment is leased, Customer shall pay to Exel any lease termination fees or penalties or shall, subject to the lessor's approval, assume such leases. If Customer requests Exel to sell the Exel Equipment, Exel shall use all commercially reasonable efforts to sell the Equipment within 120 days of such request. If Exel is unable to sell the Exel Equipment within 120 days, Customer shall be obligated to purchase the Exel Equipment at the book value existing at the time of expiration or early termination. The amounts payable to Exel under this (S)29 for the initial purchase of the Exel Equipment by Customer shall be paid at the expiration or early termination of this Agreement by Customer shall be paid at the expiration or early termination of this Agreement (or for such Equipment which could not be sold in a timely manner, within 15 days of receipt of Exel's invoice for the same) and, for Exel Equipment which is sold on behalf of Customer, Exel or Customer, as applicable, shall pay any amounts due hereunder within 15 days after such sale upon Exel providing reasonably appropriate supporting documentation concerning such sale, and for any leased Exel Equipment, Customer shall either assume the leases at the expiration or early termination of this Agreement or pay any lease termination fees or penalties within 15 days of receipt of Exel's invoice for the same with reasonably appropriate supporting documentation. Exel shall use all reasonable commercial efforts to mitigate Customer's obligations hereunder by identifying if any of the Exel Equipment can be used in its other business operations, and if so, with respect to any such Exel Equipment which can be so used, Customers shall pay Exel for any transportation and related costs associated therewith.

          (2)  Account receivables and Start up Costs Customer shall pay to
               --------------------------------------
     Exel (i) the balance, if any, of any account receivables owned by Customer to Exel which are due

                                     (22)
     and owing to Exel through the date of termination or expiration (unless any part of such receivable is in dispute, in which case Customer shall pay the undisputed portion and, once resolved, the disputed portion); and (ii) the balance, if any, of any unamortized start-up costs set forth on Exhibit F (or any other amortized costs or other expenditure subsequently agreed to by the parties), not theretofore fully amortized or paid or reimbursed by Customer to Exel. Such amounts shall be payable on or before the date of expiration or early termination.

               (3)  Facility. Unless the leases for the Facility (including
                    --------
     leases for both the Temporary Space and the Permanent Space) terminate concurrently with such early termination (such as because of a damage or destruction of the Facility or a taking by eminent domain), then Exel shall assign and Customer shall assume such lease or leases (a copy of which has been provided to Customer by Exel on or prior to the date hereof or will be provided as soon as available) together with all of Exel's obligations thereunder from and after the effective date of such termination (which effective date shall be the date of such early termination) together with any vendor contracts relating to the Facility (such has HVAC and fire protection maintenance contracts, trash removal, etc.). Prior to such assignment and assumption, Exel, Customer and the landlord shall conduct an inspection of the Facility and shall identify those items of damage, repair, deferred maintenance or other items including accrued rent and operating expenses that Exel shall be responsible for under such lease and prior to such assignment and assumption Exel shall either pay the agreed upon amount to perform the same or shall perform the same at Exel's cost. Such assignment and assumption shall provide that Exel indemnifies Customer from any of the lease obligations incurred prior to the assignment and assumption and that Customer indemnifies Exel from any of the lease obligations occurring subsequent to the assignment and assumption.

          (c)  Survival The provisions of this (S)29 shall, as applicable,
               --------
     survive the early termination or expiration of this Agreement and may be independently enforce as a contractual agreement independent of the other terms and conditions of this Agreement. If a party fails or breaches its obligations under the provisions of this (S)29, the other party shall have the right to exercise any and all remedies to it by law or equity. Each party shall timely make payments and/or execute and deliver any and all documentation reasonably necessary to fulfill the requirements of this (S) 29.

               (S)30.   INSPECTIONS
                        -----------

          (a)  Customer Inspections.  All books and records maintained by Exel
               --------------------
pursuant to this Agreement shall be made available to Customer upon reasonable notice for inspection and copying during Exel's business hours. During the term of this Agreement, Customer shall have the right to send one or more of its authorized employees, agents or customers to observe and inspect the Facility. The foregoing inspection rights are subject to the following conditions: (i) any employee or agent of Customer shall be accompanied at all times by an employee or agent of Exel; (ii) any such inspection shall not unreasonably disrupt the operations of the Facility or Exel's other

                                     (23)
operations or business; (iii) access to Exel's internal cost allocations and pricing and/or management reports shall be limited to the extent Exel deems to be reasonably necessary to protect proprietary financial information or other information related to other Exel customers or operations; and (iv) any costs associated with copying or producing information shall borne by the Customer and is outside the Scope of Services. Customer shall be under no obligation to undertake any such inspections and whether or not Customer inspects the Facility shall not affect or release Exel from any of Exel's obligations under this Agreement.

     (b)   Government Inspections Exel shall notify Customer immediately of any
           ----------------------
inspection or audit performed by any federal, state or local agency or of any other information that indicates the presence of any agent, substance or condition which is or may be considered by health authorities as being indicative of either unsanitary practices or of public health concern. Exel shall immediately provide Customer with copies of the results or reports of all such inspections or audits and shall take all steps necessary to correct any items raised in such reports or of which Exel may otherwise become aware.


          (S)31. SURVIVAL OF PROVISIONS
                 ----------------------

     The expiration or termination of this Agreement shall not affect the provisions, and the rights and obligations set forth therein which either: (a) by their terms state or evidence the intent of the parties that the provisions survive the expiration or termination thereof, or (b) must survive to give effect to the provisions thereof.


          (S)32. ENTIRETY
                 --------

     This Agreement, together with the attached Exhibits (which are incorporated herein as part of this Agreement), embodies the entire understanding between Customer and Exel with respect to the subject matters addressed herein and therein and there are no agreements, understandings, conditions, warranties or representations oral or written, expressed or implied, with reference to the subject matter hereof which are not merged herein. This Agreement shall take the place of and entirely supersedes any oral or written contracts or agreements that deal with the same subject matter as referenced herein. Except as otherwise specifically stated, no modification hereto shall be of any force or effect unless reduced to writing and signed by both parties and expressly referred to as being modifications of this Agreement.

          (S)33. AMENDMENT
                 ---------

     This Agreement shall not be amended or modified except in writing by both parties.


          (S)34. FACILITY LEASE
                 --------------

     Exel shall not amend the lease for the Facility ("Lease"), without the prior written consent of the Customer, which consent shall not be unreasonably withheld or delayed. If the term of this Agreement is extended as provided in
(S)2 hereof, Exel shall extend the term of the Lease. If the

                                     (24)
term of this Agreement is not extended as provided in (S)2, hereof, Exel will, at Customer's request, either inform Landlord that Customer desires to renew the term, or, will deliver the Assignment and Assumption Agreement to the Landlord so that Customer will be the tenant under the Lease and can renew the Lease in its own name.

     IN WITNESS WHEREOF, the parties have caused this Agreement to executed by their duly authorized representatives.

EXEL LOGISTICS, INC.                    FAVORITE BRANDS INTERNATIONAL, INC.

By: [SIGNATURE ILLEGIBLE]               By: [SIGNATURE ILLEGIBLE]
   -------------------------               -------------------------------------

Title:       CEO                        Title: Chief Financial Officer and Chief
      ----------------------                  ----------------------------------
                                                Operating Officer
                                                --------------------------------

Date:    7/16/98                        Date:    7/16/98
     -----------------------                 -----------------------------------

                                     (25)

                          LIST OF EXHIBITS/SCHEDULES

     Exhibit A........................................ Product Description

     Exhibit B........................................ Scope of Services

     Exhibit C........................................ Compensation Schedule and
                                                       Damage and Shrinkage
                                                       Allowance

     Exhibit D........................................ Operating Parameters

     Exhibit E........................................ Exel Equipment

     Exhibit F........................................ Start Up Costs


     Schedule 1....................................... Lease Assignment and
          ............................................ Assumption

                                      (2)

                                  EXHIBIT "A"

                              PRODUCT DESCRIPTION

Candies
Marshmallows
Caramels
Other confectionery products

                                      (3)

                                  EXHIBIT "B"

                               SCOPE OF SERVICES

The Scope of Services that Exel will provide to Favorite Brands includes the following, and will be further defined by the Applicable Procedures (including certain minimum key performance indicators, to be refined and expanded in accordance with (S)3(g) of the Agreement) to be mutually agreed upon by both parties no later than September 1, 1998:

 . Exel will provide to Customer temporary warehousing to allow Customer to conduct its business during the startup period (i.e., the period prior to the Permanent Space being ready and available to warehouse Product). The Temporary Space will be cooled to Customer specifications with portable cooling units. Exel will provide all necessary equipment and personnel to receive in merchandise for Customer. The Temporary Space will be used only until the Permanent Space is completed. The Temporary Space cost is projected to be similar to the Permanent Space cost. The primary purpose of the Temporary Space will be for storage of product only. If the Permanent Space is not completed by the time Customer requires shipping services, the Temporary Space will be utilized for shipments. At that time, all in scope services will apply to the Temporary Space with the exception of the data system, which will become operational in the Permanent Space. All costs associated with the Temporary Space will either be billed, as appropriate, as an operations cost pursuant to Exhibit C, or as an unamortized start-up expense pursuant to Exhibit F.

 . Provision, management and operation of 160,799 square feet of temperature controlled space to be located at 3501 Sandshell Drive, Fort Worth, Texas (the "Facility"). The nominal temperature within the storage and working areas of the Facility will be 75 degrees Fahrenheit. Exel will provide all racking, material handling equipment, data processing equipment and furniture and fixtures necessary to manage the Facility and perform the operations (and shall be reimbursed for the same as provided in Exhibits C, E & F).

 .  Provision of all required permits and licenses to operate the Facility.

 . Administration and management of the site and personnel, including maintenance and repairs of the Facility, sanitation, pest control and security.

 . TOPEX Warehouse Management System (Non-RF) with no modifications or customization except as provided in Section "D" Operating Parameters (the parties acknowledge that Topex will not be available at the Temporary Space).

 .  Receiving of product into the Facility and entering into inventory.

                                      (4)

 .    Inspection of inbound product of exterior product cartons for observable defects or damages plainly and readily visible to the human eye, comparison with Purchase Orders and Bills of Lading, and segregation as required in the Applicable Procedures.

 .    Put away into storage.

 .    Processing and picking of outbound orders.

 .    Staging and loading of outbound orders onto carriers.

 .    Product rotation according to FIFO and/or Lot Code requirements as specified in the Applicable Procedures.

 .    On-site inventory accounting and control, as further specified in the
     Applicable Procedures.

 .    Cycle counting of inventory, as further specified in the Applicable
     Procedures.

 .    Annual physical inventory (the parties acknowledge that the cost of the same will not be included in the cap on the variable rate set forth in Exhibit C, but will be subject to Exel's full margin as set forth therein).

 .    Handling of Product Recalls for inventory within the Facility.

 .    Scheduling outbound loads according to customer provided Routing Guide.

 .    Returns processing at normal levels (not to exceed 2% of shipments)

 .    Exel will cooperate with and assist Customer in obtaining any available incentives related to the Facility from governmental units

 .    Exel and Customer shall agree as to necessary reports regarding activities at the Facility and performance of the Services (the costs of reports not agreed to by both parties shall be outside the Scope of Services)

The following activities are specially NOT within the basic Scope of Services. These would be performed at additional cost if required by Favorite Brands and agreed to by Exel. Exel will not perform any services outside the Scope of Services unless if first notifies Customer that such services are outside the Scope of Services, although Exel reserves the right to perform services outside the Scope of Services in order to maintain the Product or the Facility in the case of an emergency where prior notice is not reasonably feasible.

 .    Special services outside the normal shipping and receiving activity. When required, these will be performed and charged at the Hourly Labor Rates.

                                      (5)

 .    Co-packing, packaging services or displays

 .    Fleet management, freight management, local cartage or shipment optimization

 .    Sales or sales support

 .    HANDLING OF RAIL CARS
     ---------------------

 .    Drop lot service

 .    Sourcing or purchasing of raw materials

 .    Product recall for product outside the Facility

 .    CHEP pallet accounting

 .    Chep pallet transfers to or from GMA pallets

 .    Forecasting

 .    Inventory Management

 .    RECOUP OR REPACKAGE OF PRODUCT
     ------------------------------

 .    Product quarantine
 .

 .    OVERTIME for special or rush services. Warehouseman will obtain Depositor's approval for overtime rush services and special requests.

HOURS OF OPERATION:

 .    Days of week:            Monday through Friday

 .    Normal Operating Hours:  6:00 am to 9:00 pm

 .    Shifts:                  1+

 .    On-Call:                 24-hour availability

 .    Holidays:                To be determined

OPERATIONAL INDICATORS

                                      (6)

 .    Exel shall be prepared to ship Product, if available at the Facility, upon receiving written notice from Customer, by the end of the next normal business day (or within 24-hours, if such 24-hour period ends within such business day).

 .    Until replaced by specific Applicable Procedures and Key Performance
     Indicators, Exel will perform the Services in accordance with standard industry practices.

                                      (7)

                                  EXHIBIT "C"

                       COMPENSATION SCHEDULE AND DAMAGE
                            AND SHRINKAGE ALLOWANCE

Cost Plus Period
----------------

Beginning as of the effective date of the Agreement, Exel and Favorite Brands agree that the compensation structure will be Cost Plus a 16% margin until the end of the period ending two months after normal operations commence at the Facility. Normal operations are defined as the first month that all of the following exist inclusively at the Facility:

1. Topex is utilized as the warehouse management system.
2. All tenant improvements are completed.
3. Actual throughput and other operating parameters are within 15% of the amounts projected in Exhibit D (under the heading FBI/Farley) of this Agreement for three consecutive months.

In consideration for the Services to be provided by Exel under this Agreement during the Cost Plus Period, Exel shall be compensated on a cost plus basis calculated upon the actual cost and expenses incurred in providing the Services plus a 16% operating margin (Cost Plus 16%) before overhead (8% net when an overhead provision of 8% is considered). Margin (in $'s) is calculated by dividing the operating expenses by one minus the operating margin of 16% (the reciprocal of the margin) and then subtracting the operating expenses. An example of the margin calculation is included below:

Total operating expenses for the month                            $175.000
                                                                  --------
One minus the 16% margin (the reciprocal of the margin)              84%

Total Cost to Favorite Brands with Exel's Margin included         $208,333
Total operating expenses for the month (from above)               $175,000
                                                                  --------
Total Margin at 16%                                               $ 33,333

The Cost Plus 16% margin will apply to any services performed directly by Exel, including those at either the Temporary Facility or Permanent Facility (including all costs of operating the Temporary Facility except for costs specifically set forth on Exhibit F as start-up costs), that may be outside the Scope of Services. Materials which are not used or provided by Exel in the normal course of operations, as described in the Scope of Services, which are purchased on behalf of Customer will be billed at the actual cost plus a margin of 12% (margin as defined above).

During the Cost Plus Period, but not until after the first 30-days of operations in the Permanent Space, if the variable cost per pallet (including the 16% margin), on a monthly basis, exceeds $9.79

                                      (8)
per pallet, Exel shall forgo its 8% net margin on all costs above $9.79 per pallet, but shall be entitled to a margin of $.78 per pallet regardless of the total variable cost per pallet.

Exel will not bill Customer for any costs under Exhibit C that have been billed or are intended as part of the Start-up Costs on Exhibit F (although it is acknowledged that some cost categories on Exhibit F are costs that would be incurred in the normal course of operations and may, if incurred after the commencement of the Services in the Permanent Space, be appropriate to be billed under this Exhibit).

For invoicing purposes, costs and expenses will be separated as fixed or variable and treated as follows:

FIXED COSTS

Fixed Costs (at Cost Plus 16%) will be invoiced in advance on the first day of each month. Exel will provide Favorite Brands, at Favorite Brands request, documentation to support the amount of such Fixed Costs. Fixed Costs, to the extent that they are unknown at the beginning of the month, will be estimated by Exel. Fixed costs will be reconciled against actual Fixed Costs at the end of each month, or at the end of the month in which Exel receives confirmation of the actual cost, if later. Any adjustment shall be invoiced to Favorite Brands or paid to Favorite Brands by Exel by the 15/th/ of the following month. Included in the fixed category are:

Real Estate Costs - These costs include all facility related expenses such as
-----------------
the base lease cost (including any tenant improvements included in the base lease cost), depreciation and associated interest on any Exel funded property improvements, real estate taxes, building insurance, common area maintenance, sanitation, utilities, facility maintenance and repair, and security.

Equipment Costs - This includes all material handling equipment depreciation,
---------------
office equipment, and associated interest as defined in Exhibit E of this Agreement. A specific listing of this equipment is attached in Exhibit E of this Agreement. Changes to the equipment listed in Exhibit E may require an adjustment to the Fixed Costs.

Systems - These costs include amortization of systems hardware, amortization of
-------
implementation charges and testing (to the extent not included in the start-up costs), and software and hardware support costs. The software support costs are based on an allocation represented as the IT Allocation. The IT Allocation is based on the Non-storage revenue of the operation and is expected to represent the software maintenance of the Exel internally developed software system, TOPEX. The IT Allocation is currently $35,816 annually, however, this amount is reviewed annually based on the actual cost to support the TOPEX system and adjusted accordingly. Based on the current method of allocation to the sites on TOPEX, the IT Allocation would increase to $53,723 if the non-storage revenue of the operation increased to $2 million annually.

                                      (9)

Site Management and Benefits - Site management wage and benefit costs for the
----------------------------
site management team are included in the fixed costs. Specifically, the General Manager, and Warehouse Supervision are included.

Operational Administrative Expense - Includes telephone, office cleaning,
----------------------------------
uniforms, travel, uniforms, travel, associate relations, general liability insurance and other insurance required by this Agreement, cost of working capital, and miscellaneous administrative expenses. Including in the Operational Administrative Expenses is the allocation of the cost of a Director of Operations. The Director's allocation is based on the actual cost of the Operations Director's salary, benefits, and travel & expenses apportioned to the sites for which the Director has responsibility based on the total revenue of each operation.

Any interest or working capital costs included herein are currently computed based upon an eight percent (8%) interest rate. This interest rate is subject to adjustment and change, based upon Exel's internal operating procedures.

Neither the Fixed Costs nor Variable Costs contain any allocations of expenses other than those described above. All other allocated costs are considered part of the eight percent (8%) overhead cost included in the Cost Plus 16% amount (other than direct costs exclusively related to the operation of the Facility, such as health insurance and other insurance costs (for employees of the Facility or the Facility itself), which are charged directly to the Customer based upon actual cost, and are not therefore considered to be allocations).

VARIABLE COSTS

Variable Costs (at Cost Plus 16%) will be invoiced within five working days of the last day of the month. Variable Costs are those other costs not noted as Fixed Costs. Services outside the Scope of Services (as described in Exhibit B) will be billed as variable costs. Exel, at Favorite Brands written request, will provide Favorite Brands appropriate documentation to support the amount of such Variable Costs. Variable Costs include, but are not limited to, the following:

Hourly Labor and Benefit - Includes all wage and benefit costs associated with
------------------------
all hourly warehouse, sanitation and clerical labor.

Equipment Maintenance and Fuel - This includes all equipment maintenance and
------------------------------
fuel expenses.

Operational Supplies - Includes shipping, warehouse, computer and office
--------------------
supplies.

Post Cost Plus Period
---------------------

Thirty days prior to the to the end of the Cost Plus Period, Exel and Favorite Brands will agree to an alternative compensation arrangement. In the event the parties do not agree to an alternative compensation arrangement 30 days prior to the end of the second month of normal operations, the Cost Plus 16% compensation structure will continue until 30 days after agreement is reached by

                                     (10)
both parties of an alternative compensation arrangement. If no such agreement is reached within 60 days (or such longer periods as the parties mutually agree) after the end of the second month of normal operations, either party shall have the right to terminate the Agreement in accordance with Section 5(b) of the Agreement, provided that Section 29 of the Agreement will apply to any such termination. Any agreed alternative compensation arrangement will be documented and executed by an amendment to this Exhibit C of the Agreement. Any such agreed alternative compensation arrangement will include a cap on increases in the variable rates of on more than five percent (5%) per year from the pervious year's variable costs; provided that if the actual costs increase more than five percent (5%) in one year and less than 5% in a later year, Exel may increase the variable price, up to 5%, in order to recover any actual loss from a prior year cause by the cap on increases.

DAMAGE AND SHRINKAGE ALLOWANCE
------------------------------

The parties agree upon the following annual damage and shrinkage allowance:

DAMAGE ALLOWANCE: An allowance of .5% in year 1, .25% in Year 2 and thereafter of the annual throughput of Product (Product received and shipped divided by 2).

SHRINKAGE ALLOWANCE: An allowance of .25% of annual throughput of Product (Product received and shipped divided by 2).

                                     (11)

     EXHIBIT "D"


                             OPERATING PARAMETERS

     The following Operating Parameters represent the assumptions and expectations of Exel Logistics and Favorite Brands relative to the operation of the Facility. They form the basis for the sizing, staffing and costing of the operations.

                                                      Favorite Brands Dallas

-----------------------------------------------------------------------------------------------------------------------------------
Description                                         Combined                     FBI/Farley                      Sathers
-----------------------------------------------------------------------------------------------------------------------------------
Year One Throughput Volume in Pounds                  75mm                         56.9mm                          18.1mm
-----------------------------------------------------------------------------------------------------------------------------------
Annual Growth Rate                                    5%                           5%                              5%
-----------------------------------------------------------------------------------------------------------------------------------
Average Weight per Pallet
-----------------------------------------------------------------------------------------------------------------------------------
Inbound                                               1026                         1026                            1026
-----------------------------------------------------------------------------------------------------------------------------------
Outbound                                              1026                         1026                            1026
-----------------------------------------------------------------------------------------------------------------------------------
Average Cases per Pallet                              157                          122                             222
-----------------------------------------------------------------------------------------------------------------------------------
Pallet Height/Configuration                           55                           52.2                            55.2
-----------------------------------------------------------------------------------------------------------------------------------
Average Pallets in Inventory                                                       5310
-----------------------------------------------------------------------------------------------------------------------------------
Total Number of Active SKU's                          4500
-----------------------------------------------------------------------------------------------------------------------------------
Average Number of SKU's on Hand in Inventory                                       510
-----------------------------------------------------------------------------------------------------------------------------------
Percent of "A" SKU's by weighted average volume       45
-----------------------------------------------------------------------------------------------------------------------------------
Percent of "B" SKU's by weighted average volume       16
-----------------------------------------------------------------------------------------------------------------------------------
Percent of "C" SKU's by weighted average volume       39
-----------------------------------------------------------------------------------------------------------------------------------
Number of Turns - "A" Products                        12                           12                              12
-----------------------------------------------------------------------------------------------------------------------------------
Number of Turns - "B" Products                        8                            8                               8
-----------------------------------------------------------------------------------------------------------------------------------
Number of Turns - "C" Products                        26                           26                              26
-----------------------------------------------------------------------------------------------------------------------------------
% of Case Pick (by product line)                                                   48%                             70%
-----------------------------------------------------------------------------------------------------------------------------------
Average pounds per case (by product line)             15                           17.9                            11.6
-----------------------------------------------------------------------------------------------------------------------------------
Average pounds per truckload (inbound)                32.4k                        32.4k                           32.4k
-----------------------------------------------------------------------------------------------------------------------------------
Average pounds per truckload (outbound)               25k                          25k                             25k
-----------------------------------------------------------------------------------------------------------------------------------
Peak to average volume ratio                          1.55                         1.55                            1.55
-----------------------------------------------------------------------------------------------------------------------------------
Average number of outbound orders per day
-----------------------------------------------------------------------------------------------------------------------------------
Average number of line items per order                                             5.6                             33.3
-----------------------------------------------------------------------------------------------------------------------------------
Average number of units per order
-----------------------------------------------------------------------------------------------------------------------------------
Maximum throughput volume per day before
overtime charge
-----------------------------------------------------------------------------------------------------------------------------------
Lowest pick unit is a full case                       Yes                          Yes                             Yes
-----------------------------------------------------------------------------------------------------------------------------------
All inbound product is recieved on pallets            Yes                          Yes                             Yes
-----------------------------------------------------------------------------------------------------------------------------------
Inbound pallets arrive with one item per pallet       Yes                          Yes                             Yes
-----------------------------------------------------------------------------------------------------------------------------------
Product is received in good condition &
labeled accurately                                    Yes                          Yes                             Yes
-----------------------------------------------------------------------------------------------------------------------------------
All inbound is via truck                              True                         True                            True
-----------------------------------------------------------------------------------------------------------------------------------
There are no hazardous materials                      True                         True                            True
-----------------------------------------------------------------------------------------------------------------------------------
Favorite Brands will supply pallets for storage
& shipment                                            Yes                          Yes                             Yes
-----------------------------------------------------------------------------------------------------------------------------------
Exel's warehouse management, inventory control, &
order processing systems will be utilized within
the Facility                                          Yes                          Yes                             Yes
-----------------------------------------------------------------------------------------------------------------------------------
Average Order Lead Time
-----------------------------------------------------------------------------------------------------------------------------------
Make to Stock                                         7 days                       7 days                          7 days
-----------------------------------------------------------------------------------------------------------------------------------
Make to Order                                         21 days                      21 days                         21 days
-----------------------------------------------------------------------------------------------------------------------------------

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

                                  EXHIBIT "E"

                                EXEL EQUIPMENT


Exel will be required to purchase and/or lease equipment to support the start up and ongoing business requirements for Customer. This equipment can be separated into three distinct categories. They are as follows:

OPERATIONAL MATERIAL HANDLING EQUIPMENT

This equipment will be purchased and/or leased and utilized at the Facility to support the receiving storing and shipping of Favorite Brand Product. All leases for equipment shall be with independent third parties unrelated to Exel. The acquisition cost of the equipment will be depreciated utilizing a straight line depreciation method in accordance with normal accounting standards for each equipment type as set forth below. The monthly depreciation and interest expense will be included, as applicable, as a Fixed Cost. Compensation for this expense will be invoiced as outlined in Exhibit C of this Agreement.

Item                                    Asset Life                    Est. Cost
----                                    ----------                    ---------

5-5000 lb. Sit down lift trucks           7 years                     $107,460
7-Electric Double Pallet Jacks            7 years                       49,518
1-Manual Pallet Jack                      7 years                          702
1-Electric Sweeper Scrubber               5 years                       31,482
1-Cascade Pull-Pac                        5 years                        8,316
1-Battery Extractor                       7 years                       10,260
1-Strechwrapper                           5 years                       14,580
35-Batteries                              5 years                       78,975
18-Chargers                               5 years                       34,425

Total                                                                 $335,718

If the parties determine that it is necessary to install racking at the Facility or to use order pickers, this schedule shall be amended to reflect the cost and asset life of such racking and/or order pickers.

ADMINISTRATIVE EQUIPMENT

This equipment will be purchased and utilized in the office area for Favorite Brands and will support the administrative workflow process. As with the above, acquisition cost of the equipment will be depreciated over the normal asset life, utilizing a straight-line depreciation method in accordance with normally accepted accounting standards. All monthly depreciation and interest

                                     (13)
expense will be included, as applicable, as a Fixed Cost and invoiced as outlined in Exhibit C of this agreement.

Item                          Asset Life                Est. Cost
----                          ----------                ---------

1-Office Copier and Fax         5 years                 $ 10,500
Office Furniture                7 years                 $ 15,750
5-Cubicals                      7 years                 $ 18,375
4-PC's and/or printers          3 years                 $ 24,051
Phone System                    5 years                 $ 38,397
                                                        --------

TOTAL                                                   $107,073

WAREHOUSE MANAGEMENT SYSTEM HARDWARE AND NON-PROPRIETARY SOFTWARE

The following is a list of hardware and non-proprietary software required to support the Favorite Brands operation. As with the above, the acquisition cost of the equipment will be depreciated over the normal asset life, utilizing a straight-line depreciation method in accordance with normally accepted accounting standards. The equipment listed below is required to initially establish Customer on TOPEX. Monthly depreciation and interest expense will be included, as applicable, as a fixed cost. Compensation for this expense will be invoiced as outlined in Exhibit C of the Agreement. In no event shall Customer's payment of depreciation expenses with respect to hardware or software necessary to support Customer's use of TOPEX be considered a license or right for Customer's continued use of TOPEX after the termination of this Agreement.

Item                                    Asset Life                   Est. Cost
----                                    ----------                   ---------

1-AS/400 (1/2 cost in Dallas & LA)        5 years                    $ 50,507
4-Personal Computers                      3 years                      12,084
30-Patch & Printer Cables                 5 years                         135
7-HP Jet Direct Cards                     5 years                       2,107
2-Nethoppers                              5 years                       3,604
2-Modems                                  5 years                         371
3-4247 Printers                           3 years                       7,632
2-6400 Printers                           3 years                      12,296
2-HUBS                                    5 years                       1,249
4-Transceivers                            5 years                         233
2-Terminators                             5 years                          28
4-PC Software                             3 years                       3,710
10-Client Access Software                 3 years                       2,523
Advantis Line Installation (56K)          3 years                    $  3,180

                                     (14)

TOTAL                                                                   $100,379



     THE FOLLOWING IS A LIST OF ASSETS WHICH ARE LOCATED IN THE FACILITY AND
     -----------------------------------------------------------------------
     SUPPLIED BY FAVORITE BRANDS
     ---------------------------

Office Equipment and furniture for Customer's on-site representative
------
BPCS systems equipment

                                     (15)

EXHIBIT "F"

                                START-UP COSTS

NON-CAPITALIZED START-UP COSTS
------------------------------

All start-up costs will be billed by Favorite Brands as incurred. Exel will invoice Favorite Brands by the 5th day of the month for the prior month's expenses, at a rate of Cost Plus 16% margin, calculated as described in Exhibit C of this Agreement.

An estimate of the start-up cost for the implementation of the information technology systems is included below with the appropriate margin included in the cost.

Facility Wiring and Set-up                                  $14,285
Implementation Staff Airfare                                  7,145
Implementation Staff Accommodations                          34,185
Travel/Accommodations (Hardware PM)                           1,895
Travel/Accommodations (Development)                           1,895
Shipping/Misc.                                                  595
                                                            -------

TOTAL SYSTEM RELATED START-UP EXPENSE                       $60,000

An estimate of the Non-system related start-up cost is included below with the appropriate margin included in the cost.

Temporary wall for cooling                                    5,000
Recruiting Costs                                              5,952
Warehouse Prep Temp Space                                     3,000
Warehouse Prep Permanent Space                               10,000
Warehouse Security System Permanent                           3,095
Product Transfer to Permanent Space (Handling)                8,200
Product Transfer to Permanent Space (Transportation)         35,000
Project Management                                           46,400
Security/Equipment Operations for Temporary Space            18,000
Personnel Training                                           10,574
Alternate site expense (lease expense after beneficial
   occupancy at Permanent Space ends)                        65,000
Permits and licenses                                          1,500
                                                           --------

TOTAL NON-SYSTEM RELATED                                   $211,721

                                     (16)

The amounts included above are purely estimates and are not intended to be actual amounts charged to Favorite Brands, actual expenses (with the appropriate margin) will be billed to and paid by Favorite Brands.

CAPITALIZED START-UP COSTS
--------------------------

Included in the monthly fixed rate (as described in attachment C of this document) are start-up costs associated with the Software Development and Implementation of the Warehouse Management system. These costs will be capitalized and amortized, and will include Exel's margin as calculated on Exhibit C. The estimated costs (without margin) are set forth below:

DEVELOPMENT
-----------

                                             Asset Life          Est. Cost
                                             ----------          ---------
Creation of Bill of Lading                     3 years            $10,224
IT Implementation (Rollout)                    3 years            $ 7,200
Support User Acceptance Test                   3 years             14,400
Post Implementation Support                    3 years             19,200

IMPLEMENTATION
--------------

Hardware Project Manager                       3 years           $  8,200
Lead Project Implementation Mgr.               3 years              8,000
Secondary Project Implementation Mgr.          3 years              3,200
System Validation (MITC)                       3 years              8,000
System Validation (on site)                    3 years              3,200
TOPEX Implementation support (MITC)            3 years             16,000
TOPEX Implementation support (on site)         3 years              6,400
TOPEX Training (MITC)                          3 years             12,000
TOPEX Training (on site)                       3 years              4,800
Hardware Analysis, Testing, Impl.              3 years             15,290
                                                                 --------

TOTAL                                                            $136,114

If the total Start-up Costs exceed those listed above, Exel shall forgo its 8% net margin on all costs above the total listed above, but shall be entitled to its full margin on the costs set forth above, regardless of the total start-up costs incurred.

                                     (17)